EXHIBIT 99.(a)(1)(H)

To: [Employee Name]

From: Robert M. Skelton

Date: ____________, 2002

Re: Confirmation of Participation in the Offer to Exchange

Thank you for your participation in Cysive, Inc.’s 2002 Stock Option Exchange Program. Defined terms not explicitly defined herein but defined in the Offer to Exchange shall have the same definitions as used in the Offer to Exchange. The stock option(s) held by you that have been cancelled effective _______________, 2002 are identified on the following page entitled “Stock Options Cancelled.”

The number of shares subject to the Replacement Option you will have the right to receive in accordance with the Offer is equal to _________________, and the exercise price of any such Replacement Option granted will be equal to the closing price of the Company’s Common Stock as reported on Nasdaq National Market on the last market trading day prior to the date of grant.

You can view a summary of your stock option grant(s) by sending a request to Robert M. Skelton via e-mail at rskelton@cysive.com. If you have any other questions regarding the above, please contact Robert M. Skelton via e-mail or by telephone at (703) 259-2300.

CYSIVE, INC	STOCK OPTIONS CANCELLED

DATE: _______________________

TIME: _______________________

		GRANT	CANCEL	CANCEL
NAME	ID	DATE	DATE	REASON	SHARES	PRICE	TOTAL PRICE

2002 Stock Option Exchange Program
TOTALS